EXHIBIT 99(a)

    THE SCOTTS COMPANY MERGES WITH MIRACLE-GRO PRODUCTS, INC.
        TO JOIN LEADING BRANDS IN LAWN CARE AND GARDENING
                  _____________________________

MARYSVILLE, OH, May 19, 1995 -- The Scotts Company (NASDAQ: SCTT) said today that it had completed its previously announced merger with privately-held Stern's Miracle-Gro Products, Inc., bringing together two of the strongest brand names in the lawn and garden industry.
      "We are delighted to be able to proceed with the Scotts-Miracle-Gro merger so that we can begin to leverage the combined potential of these two powerful brands," said Theodore J. Host, President and Chief Executive Officer of Scotts. "We expect the combination to create a more profitable and faster growing company and to open new international market opportunities. Additionally, we see the merger as clearly and appropriately reinforcing our position as a leading branded consumer products company."
     "The enthusiastic reaction of the market to this merger once it was announced in January confirms the strategic nature of this transaction," Mr. Host added.
     The merger was overwhelmingly approved at the annual meeting
of   Scotts  shareholders  on  April  6.   The  closing   follows
preliminary approval of a consent order reached with the Federal Trade Commission, under which Scotts agreed to divest its Peters U.S. consumer water-soluble fertilizer business, which had 1994
sales  of  $7.2  million, before the end of December  1995.   The
Peters commercial business will remain with The Scotts Company, as will the Peters U.S. Consumer potting soil business.
     Scotts must maintain Miracle-Gro as a separate business unit until after completion of the divestiture of the Peters U.S. consumer water-soluble business, or the expiration of the 60-day waiting period before the FTC order becomes final, whichever is later. The company said it had signed a definitive agreement to sell Peters U.S. consumer water-soluble fertilizer business for
approximately  $10  million  to  Alljack  &  Company  and   Celex
Corporation, two privately held, related companies based in Plymouth, Michigan. As part of the agreement with Alljack and
Celex, Scotts will enter into a supply agreement for certain licensed products made by Peters.
      The merger joins the number one marketer of garden plant foods with the world's leading manufacturer of products for do-it-yourself lawn care, commercial turf care and horticulture.
      Miracle-Gro, based in Port Washington, NY, markets the leading brands of garden plant foods, Miracle-Gro and Miracid, and Scotts, headquartered in Marysville, Ohio, manufactures and sells such well-known brands as Turf Builder, Osmocote, and
Hyponex.   In addition to lawn care products, Scotts manufactures
and  sells  specialized  products  and  application  devices   to
professional users such as golf courses and the horticulture industry worldwide.